Attachment C(3)

CONFIDENTIAL

                                    AGREEMENT
                                     Between
                        Nice Specialty Bearings Division
                             SKF Bearing Industries
                                       and
                               United Steelworkers
                              of America (AFL-CIO)
                                     and its
                                   Local 6326
                           Effective October 26, 1996


                                  [Union Logo]
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                                TABLE OF CONTENTS

Article                                                                   Page
I           Union Recognition.......................................        1
II          Union Security..........................................        2
III         Check Off of Dues.......................................        3
IV          Seniority...............................................        4
V           Transfers and Seniority.................................        5
VI          Layoff and Hiring Procedure.............................       15
VII         Leave of Absence........................................       19
VIII        Grievance Procedure.....................................       21
IX          Vacations...............................................       24
X           Hours of Employment and Overtime Payments...............       29
XI          Wages...................................................       35
XII         Hospitalization and General Welfare.....................       36
XIII        Holidays................................................       41
XIV         Pension Benefits........................................       42
XV          Safety and Health.......................................       46
XVI         General.................................................       49
XVII        Good Faith..............................................       53
XVIII       Craft Trades............................................       54
XIX         Plant Shutdown..........................................       55
XX          Termination and Notice..................................       56
Appendix "A"........................................................       64
Appendix "B"........................................................       58
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                                    AGREEMENT
    The Agreement dated October 26, 1996, is entered into between NICE BEARING PRODUCTS, DIVISION OF SKF USA, INC., hereinafter referred to as the "Company", and the UNITED STEELWORKERS OF AMERICA, AFL-CIO, hereinafter referred to as the "Union", on behalf of itself and the members of Local Union No. 6326.

                                   WITNESSETH:

    WHEREAS, the Company recognizes the Union as the sole collective bargaining agency for all employees of the said Company and its manufacturing and processing plant located in Kulpsville, Pennsylvania, exclusive of employees performing the duties of superintendents, assistant superintendents, foremen and the other supervisors, plant protection employees, and office employees; and

    WHEREAS, it is the intent and purpose hereof to promote, encourage and improve industrial and economic relations between the Company and employees and to set forth herein the rate of pay, hours of work, and conditions of employment to be observed between the parties hereto, to be effective with the date of final agreement;

    NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, it is agreed as follows:

                                    ARTICLE I
                                Union Recognition

    Section 1. The Company recognizes the Union as the certified collective bargaining agent for all of its production

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and maintenance employees engaged on jobs in the Company's Kulpsville,
Pennsylvania plant, excluding clerical employees, plant protection employees, general office employees, and supervisory employees as defined in the Act (National Labor Relations Act of 1947).

    Section 2. The Company recognizes the right of labor to organize in order to promote the interests and welfare of labor and to bargain effectively and will not interfere with the right of employees to become members of the Union, nor will it discriminate against employees for filing or causing to be filed a just grievance or because of membership in the Union, or against any officer or representative elected or appointed to act in behalf of the Union pursuant to the terms of the Agreement.

    The Union recognizes that the management of business and the direction of its workforce are exclusively the right of Management in all respect not inconsistent with the specific provisions of the Agreement or any law, and it is understood that any matters not covered with respect to same shall rest within the sound discretion of Management. Management will receive and consider any suggestions from the Union with respect to the exercise of the rights herein reserved.

    Section 3. The term "he" or "his" as used in this Agreement, shall apply to both male and female employees.

                                   ARTICLE II
                                 Union Security

    Section 1. All employees who are members of the Union as of the signing of this Agreement shall remain members of the Union as a condition of continued employment with the Company.

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    Section 2. All employees who are not now members of the Union shall be required, as a condition of continued employment, to become members not later than thirty (30) days after the signing of this Agreement and must remain members of the Union.

    Section 3. All employees hired or transferred into the bargaining unit subsequent to the date of the signing of this Agreement, shall immediately upon completion of thirty (30) days employment, acquire and maintain membership in the Union as a condition of continued employment with the Company.

                                   ARTICLE III
                                 Check-off Dues

    Section 1. The Company, for those employees who have heretofore or hereafter by written authorization so directed, shall deduct from the second pay of each month, for the preceding month, an initiation fee for the new members, and the proper Union dues for all members and promptly remit same to the International Treasurer of the Union.

    The written authorization submitted is deemed to be only an authority for the Company to deduct dues and initiation fees as set forth in the Union's form.

    Section 2. The Company agrees to compute union dues on the basis of earnings in the preceeding month. Further, it is agreed that PAC contributions are done no more than once per year. In case of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next deduction period or next pay in which there are sufficient earnings.

    (a.) In case of earnings of less than sixteen (16) hours,

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dues will not be deducted. They will be deducted from the next pay which is sixteen (16) or more hours.

    Section 3. The Union shall indemnify the Company and hold it harmless against any and all suits, claims, demands and liabilities that shall arise out of by reason of any action taken by the Company for the purpose of complying with the provisions of Sections 1 and 2 of this Article.

    Section 4. The Company, for those employees who have heretofore by written authorization so directed, shall deduct $5.00 from one pay per year for P.A.C.

                                   ARTICLE IV
                                    Seniority

    Section 1. The Company hereby recognizes its obligations to its employees of long, and faithful service and hereby agrees to strictly adhere to the rule of departmental seniority in laying off and rehiring employees, except, as noted hereafter.

    Section 2. (a) The basis for the accumulation of depart-mental seniority will be time in excess of ninety (90) days. Time lost due to leave of absence for more than two (2) weeks duration is not applicable to this calculation.

    (b) No loss of seniority occurs during layoff except that employees who are laid off with less than one (1) year of seniority shall not accrue time for pension and vacation purposes. Should layoff exceed thirty-six (36) months, all employment rights will cease; except that employees with more than one year of service shall not accrue time for pension and vacation purposes beyond thirty-six (36) months.

    Section 3. (a) An employee may acquire seniority rights by working (90) continuous days within a department, in

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which event the employee's departmental seniority will date back (90) days. When an employee acquires seniority, his name shall be placed on the seniority list in this department. New employees who have worked less than ninty (90) calendar days shall be classified as probationary employees. There shall be no responsibility for re-employment of such employees if they are laid or discharged during this period.

    If a newly hired employee does not acquire ninty (90) days Seniority in any one department his total seniority will be applied to the department in which he was hired, after that employee attains ninty(90) days seniority

    Benefits for newly hired employees will begin after sixty (60) days.

    (b) It is mutually agreed that seniority departments and department seniority of employees as theretofore agreed upon will remain in effect unless regrouping of seniority departments is otherwise agreed upon between the Company and the Union. Whether new departments shall be included in an existing department or shall constitute a new seniority department will be determined by agreement between the Company and the Union.

    (c) The following are the seniority departments heretofore agreed upon:

    1. Automatics
    2. Grinding
    3. Hardening
    4. Quality
    5. Labor Pool
    6. Lathe
    7. Maintenance
    8. Packing
    9. Precision Assembly
    10. Material Handlers
    11. Toolroom

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    Section 4. In the event of a reduction or layoff in a department, an employee of one classification may bump a junior employee who is in a different classification, providing the senior employee can demonstrate proficiency on the job within two (2) weeks. He will be given an additional two (2) weeks to qualify.

    In such cases, the Company will give said senior employee a trial in the job unless the senior employee definitely does not have the necessary qualifications to perform the job satisfactorily. (If the employee is not performing at the job satisfactorily in this period, the Company will attempt to place him on another job consistent with his seniority, after discussing the matter with the Union).

    (a) If an employee is reduced in a job which has a substitute, that employee may take the substitute job provided he has more seniority than the employee who presently holds that substitute job.

    (b) When an employee bids into a department other than his own, he will acquire his full seniority in the new department after he spends sixty (60) consecutive days within a one year span.

    Section 5. The Company agrees to notify the Union within two (2) days, in writing, of the hiring date of any new employee.

    Section 6. The seniority of an employee shall be considered broken, all rights forfeited and there is no obligation to rehire when he:

    (a) Voluntarily leaves the services of the Company or is discharged for cause.

    (b) Fails to return to work within five (5) working days after being notified by telephone unless prevented to do so because of sickness, injuries, or causes beyond his control and the Company is notified prior to the end of the fifth

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working day. In such event, he shall be given a reasonable time in which to report for duty. The date of return shall not be later than one (1) year thereafter. Such a condition shall not prevent employees next in service from being employed during the interim. In instances where notification is by certified mail only, the five (5) days commence with the receipt of the letter by the employee. In any event, if there is no response within (2) weeks, the employee whom the Company is unable to reach will be terminated.

    (c) Is absent for three (3) consecutive working days without notice.

    Section 7. The members of the Union contract negotiations committee shall have top seniority insofar as layoffs are concerned for the duration of any negotiating period. For purposes of layoff and rehire, the officers of the Union shall have plantwide and departmental seniority in the following order:
President, Grievance Chairman, Vice-President and Grievance Committee providing they have the ability to perform whatever jobs are available. No layoff notice is required if one of the aforementioned leaves his office. The Union agrees to keep its list of officers and stewards up to date and will hold the Company blameless if list is not kept current. If the law is changed to reflect previous contractual under-standings, language included in the 1980 contract will apply.

    Section 8. If an employee is disabled as a result of a noncompensable accident, or suffers a health problem that makes it impossible for him to perform his normal duties, the Company will attempt to place him in another job within his capabilities seniority permitting. If this is not the employee's department in which he holds seniority, he will assume seniority in the new department after sixty (60) consecutive days. Whether the employee's disability is considered temporary or permanent will be determined by the appropriate Union and Company representatives.

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                                    ARTICLE V
                             Transfers and Seniority

    Section 1. (a) If an employee transfers from one seniority department to another through posting of job awards, he shall retain such seniority rights within the department that had at the date of transfer, and in the case of a reduction in labor force within the new department, the employee shall have the right to return to his original seniority department providing he is qualified to do the job. Seniority in the new department shall begin as of the day of transfer, provided that the employee has been accepted in the new department. Full seniority (that is continuous time worked for the Company) will be recognized for Company transfer prior to October 15, 1949.

    (b) If the employee is disqualified within a period of sixty (60) days, he shall return to his original seniority department and the job he held at the time of award. Such employee shall then be restricted from bidding out of his department for a period of six (6) months.

    (c) If an employee disqualified himself within a period of sixty (60) days, he shall return to his original seniority department and the job he held at the time of award. Such employee shall then be restricted from bidding out of his department for a period of six (6) months, except to fill a job that would otherwise be sent outside for hire. This would not restrict the employee from bidding on jobs within the department.

    (d) When an employee goes to another department by bid, that employee shall acquire full seniority rights in the new department after sixty (60) consecutive days. An employee who bids and is accepted on a job in another department wil be restricted from bidding again for six (6) months, except as in Section 1-b above.

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    (e) If an employee bids off an upgrade job within his department he will return to the base of the department on the same shift providing he has the seniority. If he does not have the seniority, he will move to the shift of the least senior employee in the base and will be restricted from bidding on other jobs within the department for sixty (60) days.

    (f) If an employee is forced off his job in his department because of equalization, he may bump the least senior employee in a job on the shift which he can perform.

    (g)When an employee is laid off and goes to another department, he shall acquire full seniority immediately upon qualification (within two(2) weeks).

    Section 2. (a) An employee may be transferred into another department temporarily without affecting his seniority status, and the stewards of both departments involved shall be notified at the time of transfer. The transferred employee shall receive the rate of his own job or the rate of the job to which he is transferred, whichever is higher. At the time of transfer, the employee will not move to the other department without a transfer slip from the foreman.

    (1) The Company may assign employees to work in another department, (a) if there is a greater need in that department or (b) if there is a lack of work in the affected classification. If senior employees are involved, they may displace junior employees in the department providing they can do the work and the junior employee, will be reassigned. If this condition continues beyond one (l) day, the Company will discuss it with the Union.

    (2)Transfers may be made to cover for daily absenteeism within a department and may continue for up to five (5) working days. If the absence of any employee should exceed five (5) working days, the Company will post for a temporary opening or recall an employee to that position

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with full seniority rights, whichever is deemed necessary, based on seniority.

    (3) The following procedure will be used in making said recalls: A telephone call will be placed to employees by line of seniority who are on the recall list, explaining that there is an immediate need to fill an opening. If the employee refuses recall or is unable to answer the phone, the Company will continue down the recall list until the opening is filled. There will be no penalty placed upon employees who refuse recalls or fail to answer the phone.

    (4) When the recall list has been exhausted, the Company will post for the temporary opening to cover the period involved but not to exceed 30 days unless agreed to by the Union.

    (b) Transfer within a department is considered assignment. If an employee is absent from an upgraded job and the substitute is unavailable because of absence, or no one has bid on the substitute job for 3 months, or the job cannot be filled by canvassing on seniority basis in the department, then the Company may assign the least senior qualified employee to the job within the department on the same shift.

    Canvassing is by the base of the department first and where there are two bases, then seniority prevails.

    (c) If there is an upgraded job posted within a department and no one applies, the Company may take the least senior employee in the base of the department on the shift the job was posted for and train him in the upgraded job or make recall.

    Section 3. When layoffs are necessary, transfers may be made from one department to another providing no layoffs exist in the department to which transfers are being made. In such cases an employee shall retain his seniority status in his original department. The employee transferred must be

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qualified to perform the job available. The method of pay for employees with less than four (4) months service will be governed by Appendix A.

    (a) If an employee is to be laid off due to lack of work in his seniority department, Article VI, Section 1 (b),(c), and (d) will apply.

    (b) If an employee elects to take a layoff rather than transfer, there will be no obligation on the part of the Company to recall him for any job opening offered to him at the time of layoff, unless the job opening is in his own seniority department or was not offered at time of layoff. Under such circumstances, the Company will offer the employee the job before hiring new employees.

    (c) It is further understood and agreed that this change in the recall rights will only affect those who at the time of layoff elected not to take a transfer to other work that is available at the time. People who were laid off without the opportunity to move to other departments will continue to have the recall rights that they had in the past.

    Section 4. In the event work is transferred from one department to another on a permanent basis, the affected employees will be given the opportunity of moving with full seniority to the new department.

    Section 5. The Company shall place in each department, panels for the maintenance of quarterly department seniority lists and permanent transfers. No notices of Union matters are to be posted on departmental bulletin boards. The Company shall install bulletin boards within the plant for posting by Union of announcements covering Union matters.

    (a) Every six (6) months, the Company shall place in each department a plantwide seniority list.

    Section 6. Any employee who accepts a salary job will have ninety (90) days to return to the bargaining unit. If the

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employee's tenure in the salary job should exceed ninety (90) days, he will lose all rights and will return to the bargaining unit only as a new employee. This section does not apply to salary workers who left the bargaining unit prior to October 18, 1980.

    Section 7. (a) The Company agrees when a vacancy exists within the bargaining unit for a higher position or a new job rating (to include all promotion, upgrading, transfers and reassignments), present employees will be considered for these positions before new employees are added to the workforce.

    The Company will carefully and impartially consider the ability, experience, past performance, interest demonstrated and any other qualifications of the candidates for these vacancies in order of seniority. The Company will give the applicant accepted an appropriate opportunity to demonstrate his proficiency.

    (b) The following procedure shall apply for posting of job vacancies:

    DEPARTMENTALLY-Post as shift opening/job opportunity (Post for three (3) days.)

    Procedure following in making award (Departmentally):

    (1) Shift preference
    (2) Departmental promotion
    (3) Recall within or outside of department.

    PLANTWIDE-Post as job opportunity (Post for three (3) days plantwide.)

    Procedure following in making award (Plantwide):

    (1) Seniority
    (2) Skill and ability
    (3) Plantwide recall
    (4) Outside hire.

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    Where there are combination postings such as shift openmg and job opportunities, then the posting will be for three (3) days. Any eligible active employee in the same classification or same or lower pay grade may make application by filling out a Job Vacancy Form in triplicate. One copy shall be given to the applicant, one copy to the the Union and one copy to the Company Personnel Department. if the Company posts a job vacancy and later decides to withdraw the job, it is understood that the Union will be notified of such withdrawal.

    (c) Seniority in the new department will begin to accumulate on the day of transfer. if during the trial period of sixty (60) days, the employee is not accepted, he will return to his original department with no loss of seniority for the time spent in the new department. Loss of seniority will not apply in the case of temporary transfer. This paragraph is not applicable to set-up men, floor inspectors, training programs and apprenticeship programs.

    (d) An employee may bid down only if the job which the employee bids will provide greater opportunity for advancement. An employee may bid down on any job if the difference in pay is 20(cents) per hour or less.

    Section 8. All job promotions that are labor grade 8 and higher will be awarded based on the results of mechanical aptitude tests. The highest senior person who passes the test will be awarded the job.

    Individual tests will be reviewed with the Union President or his designated substitute at the President's request. Employees who are applicants for the vacancies will be entitled to repeat tests previously taken. Senior employees who pass the test will not supplant junior employees who have passed previous tests and are in training.

    Section 9. (a) In considering employees for tested job vacancies within a department, the most senior applicant

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will be given a trial, except under extra-ordinary circumstances.

    (b) In considering employees for tested job vacancies within a department, the most senior applicant who fills the qualifications will be given a trial.

    (c) In considering employees for tested job vacancies on a plantwide basis, the most senior applicant who fills the qualifications will be given a trial.

    (d) The Company will supply the Union with the types of test to be administered to bargaining unit employees. This rule will apply to any job classification where testing occurs.

    Section 10. When an opening exists on any shift, the most senior employee in the same classification on another shift who requests such shift assignment may transfer into the vacancy. Application for such transfer must be made within three (3) working days of posting of the opening.

    Section 11. (a) When a job is posted while an eligible employee is on vacation, that employee will be given three (3) days in which to bid on the posting subsequent to his return. Notification of the posting is the responsibility of the employee's Grievance Committeeman and Steward.

    (b) All awards to job vacancies will be posted within five (5) working days. After the award has been made, the Company will have up to six (6) weeks to move the affected employee to the job he has been awarded. However, the employee will receive the rate of pay of his new job at the time of award, providing the rate of pay is higher.

    (c) If a job is posted when an employee is out for two (2) weeks or less, that employee will be given three (3) days in which to bid on the departmental opening upon his return. Notification of the posting is the responsibility of the employee's steward and grievance chairman. An employee who was on a medical leave of absence may return to anoth-

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er shift in his classification, seniority permitting, if that shift opening occurred while he was on sick leave of two (2) weeks or more.

    (d) Should a job posting occur while an employee is out on a compensated bereavement period, he will have three (3) days to apply for such posting immediately upon his return.

    (e) Should a job posting occur while an employee is on foreman's leave, he will have three (3) days to apply for such posting immediately upon his return.

    (f) Should a job posting occur while an employee is on sick leave or Workmens' Compensation, he will have three (3) days to apply for such posting immediately upon his return.

                                   ARTICLE VI
                           Layoff and Hiring Procedure

    Section 1. (a) In the event of a workforce reduction, the Company shall give those employees, immediately affected, at least two and one-half (2-1/2) working days' notice in advance, or will pay him at straight time rate for two and one-half (2-1/2) working days at the time of layoff. Such notice shall not apply to those employees who have less than sixty (60) continuous working days' service or those employees on a transfer of less than thirty (30) days' duration, who are laid off because of another employee's high seniority. If an employee is not at work for whatever reason on the day of the notice, the above will not apply. The Company will make every effort to contact affected employees who are not at work during processing procedures to learn what jobs they choose to bump. However, if the

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employee cannot be reached, he will immediately upon his return, be processed with his bumping options.

    (b) When an employee is to be laid off from his present department he will be afforded the following options, seniority permitting: remaining in his department on another shift; returning to any department where he may exercise seniority; or accepting a layoff from the Company with recall rights to any department in which the employee has accrued seniority.

    (c) When an employee has exhausted his departmental seniority rights before layoff, he will be given the option of bumping one of least senior employee in the bargaining unit, provided he is qualified to do the job within a two (2) week period. if within two (2) weeks, the employee is not performing the job satisfactorily, the Company will attempt to place him on another job consistent with his seniority after discussing the matter with the Union.

    (d) If an employee bumps into any of the departments listed below, he will not be disqualified before moving into the job unless there is an obvious incapacity:

    Labor Pool

    Packing

    (e) When an employee is displaced and bumps a less senior employee, there will be no posting for a job opportunity, but if more than one shift is involved, the shift opening will be posted for the affected classification.

    (f) If an employee has been on a layoff status for a period of at least 24 months but prior to his recall rights expiring, thirty-six (36) months, he may be offered a job if it is available, prior to hiring from the outside. If the employee accepts the job he will be given a sixty (60) day training period if necessary.

    (g) If an employee is being reduced and accepts one of

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the less senior jobs in the bargaining unit before layoff, he may disqualify himself from that job and still be eligible to apply for it after the lapse of one year.

    (h) An employee on layoff may be offered a job posting, including one on which he disqualified himself after bumping into it at time of layoff.

    (i) When a shift or part of a shift is removed due to lack of work or reduction of work, any employee affected will be given the opportunity to exercise his seniority on the shift and job of his choice, providing he is immediately qualified to do the job. This will apply in situations where two or more shifts are in operation.

    Section 2.(a) If employees are laid off and subsequent thereto it becomes necessary to increase the working force in any department, rehiring shall be in order of seniority. The Company shall notify eligible employees by telephone, where possible, to report for work and confirm it by certified mail to the last known address, and shall give a copy of such notice to the Union at the same time. if such employee does not report within five (5) working days after being notified by telephone, he shall lose his seniority unless he is prevented from returning to due to sickness, injuries, or causes beyond his control, and the Company is notified prior to the end of the fifth working day. In such event, he shall be given a reasonable time in which to report for duty. Such a condition shall not prevent employees next in service from being employed during the interim. In instances where notification is by certified mail only, the five (5) days commence with the receipt of the letter by the employee. In the event, if there is no response within two (2) weeks, the employee whom the Company is unable to reach will be terminated.

    (b) Whenever practical, a permanent employee will not be laid off while a probationary employee is still working.

    Section 3. The Company agrees to give the Union,

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through the Chairman of the Grievance Committee, an opportunity to submit applications for former employees to fill vacancies, but the Company does not agree to fill vacancies by such applications if, in the opinion of the Company, after full inquiry, from past experience, they would not make desirable employees.

    Section 4. The Company shall give the Union, whenever possible, at least two and one-half (2-1/2) days' notice, in writing, of all proposed layoffs. Such notices shall indicate the names of employees to be laid off.

    Section 5. The Company agrees to notify the Union immediately, in writing, of all temporary and permanent layoffs, resignations, discharges and transfers.

    Section 6. It shall be the duty of the employees to advise the Personnel Office of the Company, in writing, of their proper home addresses, and any notice sent by the Company by certified mail or telegraph to the last known address of record with the Company shall be considered proper notice. The Company agrees to inform the Union of new or corrected addresses.

    Section 7. If an employee is scheduled to report for duty and no work is available, or he is given less than four (4) hours' work he shall receive pay for not less than four (4) hours' at his regular rate. Except during overtime hours, if an employee is transferred to other work, he shall be guaranteed eight
(8) hours of work and be paid in accordance with the provision governing transfers. This will not apply however:

    (a) When an employee is absent on the preceding scheduled work day and fails to make necessary arrangements for his time off with his immediate supervisor.

    (b) When an employee is notified not to come to work at least (4) hours before the beginning of his shift by telephone

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or radio or other available means as listed with the Personnel Office.

    (c) When the plant or part of the plant is closed due to conditions beyond the control of management.

    (d) When the above mentioned occurs, after two weeks, all medical and insurance benefits will continue for the affected employees unless they are placed on layoff status.

                                   ARTICLE VII
                                Leave of Absence

    Section 1. A leave of absence shall be understood to mean an absence from work without pay, requested by an employee and consented to by the Company covering an agreed period of time and for reasonable cause. The Union shall be notified of any such leave prior to commencement thereof and of any extension thereto. Seniority shall not accumulate during such leaves. Leaves of absence will not be granted for the purpose of allowing an employee to take another position temporarily, try out new work, or venture into business for himself.

    Section 2. (a) Upon written request by the District Director, United Steelworkers of America or his designated representative, a leave of absence not to exceed two (2) years will be granted to members of the Union selected to work full time for the Union in an official capacity. Such leave of absence will be without loss of seniority, but no other benefits shall apply during the term of such leave.

    (b) Employees elected and appointed as delegates to any Union meeting, conference or convention necessitating a temporary leave of absence shall be granted such leave of absence without pay and without loss of seniority.

    It is understood that this Section shall not be used to circumvent the provision of this contract dealing with strikes and lockouts.

    (c) Employees elected to public office or appointed to non-civil service positions shall be granted a leave of absence not to exceed four (4) years. Neither seniority nor benefits accumulate during the term of such leave.

    (d) Upon proper notification, any two (2) employees assigned by the union to engage in activity relevant to political elections, will be excused from work on the day in question.

    Section 3. An employee on sick leave will be removed from the active payroll. However, if an employee is not on the active payroll on 12/31 but returns to work on or before 3/31 of the succeeding year and works at least thirty (30) days in that year, that employee will be eligible for fu[l vacation benefits. This provision is effective 1/1/87.

    Section 4. (a) Employees on sick leave for one (1) year or more will be taken off the payroll. Those employees will not lose any rights to life insurance or medical insurance, or any other accrued rights, and will be reinstated at full accumulated seniority if and when they are able to return to work. However, for employees with less than ten (10) years of service, all benefits will cease after one (1) year.

    (b) During the period in which A&H benefits are paid, hospital coverage and life insurance will continue.

    Section 5. (a) Foreman may grant up to two (2) weeks off without loss of seniority and without processing such request through the Personnel office. All requests for more than two (2) weeks must be processed through the Personnel office. Any additional time will be deducted from the employee's seniority.

    (b) An employee on approval leave will return to his job and shift, if the job has been filled on a temporary basis in his absence.

                                  ARTICLE VIII
                               Grievance Procedure

    Section 1. If any difference arises between the Company and the Union as to the meaning or application of any provision of this Agreement, or as to its compliance by either party with any of its obligations under this agreement, such difference shall be settled in the following manner:

    (a) Step 1

        1. An oral discussion of the difference must take place between the employee and his foreman with the Shop Steward. The Foreman must give his answer within twenty-four (24) hours.

        2. If the difference remains unsettled, the grievance-man or his substitute may be called to discuss the matter further, and if no settlement is reached, then within seven (7) days the employee may present the grievance in writing to his foreman through his steward. A written answer must be given by the foreman to the steward within seventy-two (72) hours.

    (b) Step 2

    Any grievance not settled under Step 1 shall, within ten (10) days from the date of the foreman's answer, be heard by the Step 2 Grievance Committee.

        1. The Union Step 2 Committee shall consist of the Grievance Chairman, the Area Grievanceman, and the Shop Steward involved. Designated substitutes for any of the above are permitted. The

            Union may call upon the aggrieved and any witnesses the Union deems advisable.

        2. The Company Step 2 Committee shall consist of the Personnel Manager and one other member of Management, or their designated substitute.

        3.  Either party may call up to two (2) witnesses.

    (c) Step 3

        1. On the second and fourth Tuesday of each month, the Company will be available to discuss any pending Second Step grievance. Third Step grievances shall be scheduled by mutual consent.

    In case of postponement of a second step meeting by either party, such meeting will be rescheduled the next regular working day. In case of postponement of a third step meeting by either party, such meeting will be rescheduled by a mutual agreement of the parties.

    (d) Step 4 - Arbitration

    Grievances which have not been satisfactorily settled in Step 3 may be filed by the Union for arbitration within ten (10) days after they are heard in the Third Step.

        1. If the Union submits the matter to arbitration, it shall be referred to the American Arbitration Association and an arbitrator appointed according to the procedure of that association. The decision of the arbitrator shall be final and binding on all parties.

    The cost of arbitration shall be divided equally between the Union and the Company. No arbitrator shall have the right to add to, subtract from, or in any way modify the provisions of this Agreement.

    Section 2. Except for grievances involving seniority, all grievances must be filed in writing thirty (30) days after the event which led to the grievance. In cases of grievances involving retroactive pay, retroactivity shall in no case exceed a period of more than thirty (30) days prior to the date of the filing of the grievance, except for arithmetical errors in calculating pay.

    Section 3. (a) Any Union member who is discharged or suspended for disciplinary reasons by the Company may enter a complaint in writing within one calendar week of the date of discharge or suspension and shall take precedence over other issues pending in the grievance procedure. A hearing for the discharged or suspended employee will be held within twenty-four (24) hours of the Union's request for such a hearing, and all parties involved in Step 3 grievances will attend.

    (b) If disciplinary action is taken against an employee on the night shift and no Union representative is present, the Company will notify the proper Union representative on the following shift.

    (c) Should it be decided that an employee has been discharged or suspended without just cause, such employee will be reinstated without loss of seniority and shall be paid for all the hours he would have worked, less any deductions required by law.

    (d) If the Company fails to hear a Step 1 or Step 2 grievance within the contractual time limits, the grievance will move automatically to the next step of the grievance procedure.

    Section 4. The Company agrees to continue the past practice of paying for a reasonable amount of straight time lost in the grievance procedure.

    Section 5. Grievances pertaining to safety and health will automatically be inserted in Step 3 of the grievance pro-cedure. Any such grievance will be heard within one (1) week of submission.

    Section 6. Second Step grievances will be scheduled as follows:

        1st Shift-Any time during the shift.
        2nd Shift-2:00 P.M. or later.
        3rd Shift-Initial grievance prior to 8:00 A.M.

    Section 7. Union officials will notify their foreman when they leave their jobs to conduct union business. Further, they will provide their foreman with the approximate time needed.

                                   ARTICLE IX
                                    Vacations

    Section 1. The vacation year shall begin on January 1, and end December 31. Each employee who is on the payroll on December 31 of any year shall be entitled to receive his full vacation benefits in the ensuing year, notwithstanding the fact that his services may have been terminated in the ensuing year prior to the receipt of vacation pay.

    Section 2. (a) Employees not on the active payroll as of December 31, but who become active after December 31, due to recall or return from a Company approved Leave of Absence, will be entitled to vacation benefits for each month of service in the current vacation year.

    (b) In cases of employees with less than one year's service, vacation benefits will be prorated as mentioned in (a) above, except that employees with less than six (6) months' service will not be entitled to vacation benefits.

    (c) If any employee elects not to return to his department in which he formerly worked when called by the Company after a layoff, the employee loses the right to the vacation privilege, unless he was on the active payroll the previous December 31, in which case he will be paid his full vacation benefit.

    (d) All employees returning from layoff to a permanent job who have been paid vacation benefits in the current year, will be entitled to take equivalent time off without pay, except such employees must work at least one month immediately upon return from layoff.

    (e) When an employee is laid off, he will receive all vacation benefits due at the time of such layoff. All employees returning from layoff to a temporary job who have been paid vacation benefits in the current year, will be entitled to take equivalent time off without pay. Except such employees must work three months immediately upon return from layoff.

    Section 3. (a) The vacation schedule in effect during the 1965-68 Agreement will remain in effect until December 31, 1983. As of January 1, 1984, vacation benefits for eligible employees shall be as follows:

   Accredited Service
   Prior to 12/31 of
    Vacation  Year           Vacation
    l yr.  -  3 yrs.       1 week   1 day
    3 yrs. -  5 yrs.       1 week,  4 days
    5 yrs. -  7 yrs.       2 weeks, 1 day
    7 yrs. -  9 yrs.       2 weeks, 2 days
    9 yrs. -  11 yrs.      2 weeks, 4 days
   11 yrs. -  l3 yrs.      3 weeks
   13 yrs. -  15 yrs.      3 weeks, 1 day
   15 yrs. -  20 yrs.      4 weeks
   20 yrs. -  25 yrs.      5 weeks, 1 day
   25 yrs. -  and over     5 weeks, 3 days

    (b) Vacation pay for each eligible employee will be computed on the basis of a forty (40) hour week at straight time for the highest rate paid for the majority of the time worked between January 1 and June 1. The vacation pay for an employee taking his vacation prior to June 1 will be based on his highest rate for the majority of time from January 1, until he applies for his vacation. Vacations taken after June 1 will be paid at the employee's current rate.

    (c) The Company agrees to pay the employee his vacation pay at the time the employee takes his vacation between January 1 and December 31. It is provided, however, that the employee will receive his vacation pay on a regular pay date and that one week's notice be given in advance of such pay date.

    (d) The Company agrees to pay employees only when the vacation is taken. Any employee who is scheduled for a vacation and works during that scheduled vacation will forfeit such time worked. The forfeiture will not apply if prior agreement has been made.

    Any employee who is scheduled for vacation may not change such vacation except by mutual agreement between the Company and the Union.

    (e) An employee will receive vacation pay for each individual day he charges to vacation.

    (f) An employee who desires vacation by seniority must request such vacation by March 1. If an employee does not follow the above procedure, the Company will assign his vacation.

    (g) Individual holidays cannot be charged as vacation days. The only exception will be where the holiday, or holidays, fall within the employee's scheduled vacation week. In these instances, the employee will receive his holiday pay.

    (h) An employee will be permitted to post date vacation days if twenty-four (24) hours notice is given, except in a case of an emergency, in which case the twenty-four (24) hours notice will be waived. No post dating will be permitted in the period between June 1st and September 15th.

    (i) Any employee who is absent from the Company due to sickness or personal leave of absence may opt to take vacation money in lieu of time off.

    (j) Any exception to Section 3 (i) must be agreed upon by the Company and Union.

    (k) The vacation agreement as outlined by this Article will be enforced by both the Company and the Union.

    (l) Employees who honor their military reserve commitments in conjunction with their vacation time are not entitled to reserve make up pay.

    (m) Between the dates of January 1st and June 1st and September 15th and December 31st, an employee may split his vacation week into days.

    Section 4. Any employee who shall have worked a full month or any fraction thereof shall be given credit for the full month in computing earned vacation Lime on a prorated basis. An employee who returns from layoff or is hired on or before the 15th of the month shall be given full credit for that month.

    Section 5. (a) Vacations will be scheduled by the Department Foreman in accordance with production requirements.

    (b) Employees with the greatest seniority within a job classification will be given preference in scheduling vacation. This will not be applicable to any department which has an exception agreement.

    (c) The right of the Company to shut down for two (2) consecutive weeks of mandatory vacation anytime from the

15th of July until the 15th of August is recognized by the Union. In addition, the Company has the right to schedule a vacation shutdown during the final week of the year (i.e. between Christmas Eve and New Year). The Company will notify the Union of the three (3) weeks shutdown by February 1St of the vacation year. Any function pertaining to inventory during that shutdown would be performed by individuals in the department where the inventory is to take place by seniority.

    (d) If there is work to be performed in a department during the vacation shutdown, employees in the department without eligibility for the scheduled shutdown weeks of vacation will be canvassed for the work on a seniority basis. If more employees are necessary, the jobs will be filled by employees on a seniority basis in the department where the work is needed. Should the employee requirements remain unfilled, additional employees will be canvassed from the master seniority list on a plantwide basis.

    Section 6. (a) The vacation schedule shall be posted departmentally on or before January 15th. This schedule will give the amount of hours the employee has for the vacation year.

    (b) The vacation schedule as to the employee's choice of vacation shall be posted departmentally by April 1.

    (c) If the vacation schedule has not been posted by April 1, any employee who has submitted his vacation selection will be entitled to that selection.

    Section 7. Any employee who is on vacation for a full week shall not be eligible for overtime assignment during any weekday or weekend falling within such vacation period.

    Section 8. (a) An employee who is granted a leave of absence for illness or injury to himself, his employment duties being the proximate cause of disability, may opt to receive his vacation pay while on said leave of absence. An employee who has accumulated five (5) or more years of seniority and is absent from work due to illness shall be entitled to have such absence up to, but not exceeding one (1) year, credited as time worked for the purpose of qualifying for a paid vacation.

    (b) If, after October 15, 1977, an employee with five (5) or more years of service is laid off, he shall accrue time for purpose of pension and vacation eligibility.

    (1) After October 12, 1974, an employee with five (5) or more years of service is laid off, up to three (3) years of such layoff will be counted as time worked toward pension eligibility.

    (2) If, after October 19, 1968, an employee with five (5) or more years of service is laid off, up to one (1) year of such layoff will be counted as time worked toward pension eligibility.

    (3) Those active employees laid off prior to October 19, 1968, will be credited for all layoff time for pension eligibility.

    Section 9. In the event of death of any employee who was eligible for a vacation but did not use his vacation, the amount of the vacation pay to which he would have been entitled shall be paid to his surviving spouse or legal representative in accordance with the laws of his state of domicile at the time of death.

                                    ARTICLE X
                    Hours of Employment and Overtime Payments

    Section 1. (a) The contracting parties hereby agree that the normal day shall be eight (8) hours and that the normal work week shall be five (5) consecutive days, commencing Monday and ending Friday. It is agreed that the present working schedule shall remain in effect, and that any change in established schedules may be changed by mutual agreement between the Company and the Union. This shall not be construed as a guarantee of hours or work per day or per week.

    (b) Starting times and shifts will remain in effect for the length on this contract. Any change must be mutually agreed upon by the Company and the Union.

    (c) Shift Schedules:

             7:00 AM to      3:00 PM
             7:00 AM to      3:30 PM    "A" Shift
             7:30 AM to      4:00 PM

             3:00 PM to     11:00 PM
             3:00 PM to     11:30 PM    "B" Shift
             3:30 PM to     12:00 PM

            11:00 PM to      7:00 AM    "C" Shift

    (d) When a given classification is assigned across three (3) shifts, those employees affected will work straight eight (8) hour shifts.

    (e)Curtailment on a partial department, departmental or plantwide basis will be as follows:

    (A) The Company will notify the Union three (3) days prior to curtailment except for circumstances beyond the control of the Company.

    (B) On a partial departmental basis, work will be performed by immediately qualified employees in line of seniority.

    (C) If curtailment exceed five (5) consecutive days duration, the Company will then revert to the layoff provisions of the contract.

    (D) If curtailment occurs for one (I) or more days in a department, the Company will attempt to place the affected employees in other departments without interfering with employees in those departments. An employee may also opt to take time off without pay or to use vacation time.

    Section 2. All work in excess of eight (8) hours per day on any regular working shift or all work in the work week in excess of forty (40) hours shall be paid for by the Company at the rate of one and one-half (1 1/2) times the regular rate.

    Section 3. (a) All work performed on Saturday shall be paid for at one and one-half (1 1/2) times the employee's regular hourly rate, and all work performed on Sunday shall be paid for at two (2) times the regular hourly rate. However, Management will not be obligated to give Saturday and Sunday work to any employee who has lost a scheduled day or more Monday through Saturday of that week. This shall apply even though the employee may have worked less than forty (40) hours during the regular work week. Before an employee is denied an overtime opportunity because of absence, the foreman will contact the Personnel Manager to prevent any unjust application of this rule.

    (b) A holiday shall be counted as a day worked for purposes of overtime computation.

    Section 4. (a) When in the judgement of Management, overtime is required for a given department, the regular employees assigned to the department shall be given preference over other employees to accept such overtime. All reasonable means will be employed to equalize overtime among shifts. When, in the judgment of Management, overtime is necessary for employees in a given classification within a department, the opportunity to work the available overtime will be rotated equally among all qualified employees within the classification, provided that they have the ability to do the work available. Any questions as to the qualifications or capability of any employee or employees will be explained by the Foreman to their Shop Steward. This paragraph does not apply to Tool Room employees.

    (b) It shall be clearly understood that the responsibility for keeping the rotating list up to date shall rest with the Shop Steward of the department and further, that the Union will hold the Company blameless for any grievance arising from the selection of workers from the list, providing the foreman has selected those persons whose turn it is to work according to the Shop Steward's list. In the event of a mistake under this subsection, the employee affected thereby shall be given an overtime makeup turn the next time overtime is scheduled in this particular classification.

    (c) The Company agrees (overtime work not being compulsory) to schedule weekend overtime by 11:30 AM on Thursday, except where an emergency makes such scheduling impossible. Whenever possible, the list of employees to work weekend overtime shall be given to the Company by the Union no later than 11:00 AM on the Friday immediately preceding the scheduled overtime.

    (d) Where a department or any employee in the department has been on an overtime basis, an employee will receive eight (8) hours notice, wherever practical before returning to his regular shift.

    (e) Overtime may be worked in a department where layoffs exist. If the overtime worked exceeds 50% in two (2) consecutive weeks, the Company will immediately recall at least one (1) employee per week for the duration of the overtime.

    (f) Where there is a layoff due to elimination of a job or equipment,
Section 4 (e) will not apply.

    (g) Preventive maintenance will not be subject to Section 4 (e).

    Section 5. The Company agrees not to hire additional employees, in any department where the scheduled work day of eight (8) hours is curtailed or where the scheduled work week of forty (40) hours is curtailed.

    Section 6. (a) Employees will not be moved to another department to receive overtime when said department is not on overtime schedule, except where the employee of said department will not work the necessary overtime to meet production or maintenance schedules.

    (b) Proper notification of overtime will normally be within four (4) hours after the start of the shift unless the Company and Union agree otherwise.

    (c) Transfers will not be permitted from a department which is on an overtime basis. A department is on overtime only when the overtime hours are actually being worked and not when the overtime is scheduled.

    (d) When overtime is to be worked within a department, employees will be canvassed on a seniority basis within the classification.

    (e) If an employee is scheduled for overtime on Saturday or Sunday and reports for duty, he shall receive pay for no less than four (4) hours work. If the employee is transferred to other work on overtime, he shall be guaranteed eight (8) hours work and be paid in accordance with the provision governing transfers.

    (f) Employees who are called back to work after the end of their regularly scheduled shift will be guaranteed a minimum of four (4) hours pay at the appropriate overtime rate. However, when any callback results in consecutive hours worked just before employee's regularly assigned shift those hours will be paid at the appropriate rate and hours after the start of the scheduled shift will be paid on a straight time basis.

    (g) An employee who works eight (8) hours in his own classification may work as a substitute on another job within a twenty-four hour period only on an emergency basis.

    (h) In situations where an employee holds more than one job in a department and partial overtime is scheduled, that employee must work in his own classification if such work is available, unless there is more immediate need for him in his substitute classification.

    (i) When an employee is transferred from a department scheduled for eight
(8) hours to a department scheduled for the same, and the second department is subsequently given overtime, he will where necessary, be afforded the opportunity to work such overtime.

    (j) When an employee is transferred from a department scheduled for eight
(8) hours to a department already on overtime, he will be afforded the opportunity to work such overtime when it is practical.

    Section 7. (a) The parties also recognize the need in many cases for special exception overtime agreements, which are to be entered into promptly in writing between the Plant Manager; the Grievance Chairman; the Foreman and the Shop Steward. The present exception agreements shall remain in effect unless otherwise changed by agreement between the Plant Manager and Chairman of the Grievance Committee, plus the Departmental Steward and Foreman.

    (b) All special overtime agreements which affect shift changes must be in writing and signed by the Grievance Chairman, the President of the Union, and the Company's designated representative.

                                   ARTICLE XI
                                      Wages

    Section 1. Effective October 26, 1996, a general increase of $.45 per hour will be added to individual base rates. Effective October 25, 1997, a general increase of $.35 per hour will be added to individual base rates. Effective October 24, 1998, a general increase of $.35 per hour will be added to individual base rates.

    Section 2. The rates of pay for each job classification are listed under Appendix "A" of this contract.

    Section 3. The rate of pay for newly created positions shall be determined by the Job Evaluation Committee, consisting of two members from the Union and two members of Management.

    Section 4. All employees who work on the regular night shift shall receive a 5% premium on top of their scheduled base rate of pay. (Regular night shift shall be defined as any shift commencing after 3:00 PM).

    Section 5. It is further agreed that the Company will furnish wage rates and hours of employment to the Union in each year of the contract.

                                   ARTICLE XII
                       Hospitalization and General Welfare

    Section 1. The Company agrees to maintain the present Group Health and Welfare insurance plan which provides eligible employees and dependents with non-occupational hospitalization benefits, as well as life insurance, accidental death and dismemberment insurance and disability income in the event of non-occupational accident or sickness. Effective on the dates indicated below, the following increased benefits will be provided:

    (a) Effective January 1, 1978, surgical benefits will be paid on a prevailing fee basis as provided in the Blue Shield Prevailing Fee program.

    (b) The Blue Cross/Blue Shield Major Medical coverage as well as Deductibles for Employees and their dependents now in effect as of January 1, 1994, shall be outlined in a Summary Plan Description and will be made available to all employees.

    1. An individual deductible of $200.00 will apply for all in-patient hospitalization admissions during the course of one calendar year. The deductible will not be applied more than two times with respect to inpatient admissions incurred by an employee and all enrolled dependents in a calendar year. The plan deductibles are not eligible for payment under the Major Medical health insurance benefit. This in hospital deductible applies to any employee who retires on or after January 1, 1994.

    2. An individual deductible of $250.00 will apply for all in-patient hospitalization admission during the course of one calendar year. The deductible will not be applied more than two times with respect to in-patient admissions incurred by an employee and all enrolled dependents in a calendar year. This plan deductibles are not eligible for payment under the Major Medical health insurance benefits. This in-hospital deductible applies to any employee who retires on or affer December 1, 1996.

    (c) For disabilities commencing after January 1, 1997, $200.00 per week beginning with the first day of accident, or the eighth day in the event of sickness. Benefits will be payable up to a maximum of 52 weeks for each disability. Indemnity papers will be renewed monthly if no definite date of return is given by the doctor.

    (d) Effective November 1, 1983, Group Life Insurance and Accidental Death and Dismemberment Insurance for active employees will be $9,000.00 up to age 70.

    (e) Effective January 1, 1975, present retirees, age 65 and over, or any employee who retires at or after age 65 with 10 years or more of accredited service, will be covered by the Blue Shield and Blue Cross 65-Special Plans.

    (f) Employees who retire on or after January 1, 1972 under the Total and Permanent Disability Provision of the Pension Plan will be covered until they attain age 65 by the Name basic Blue Cross Hospitalization, Blue Shield Medical-Surgical and Major Medical Programs applicable to active employees (excluding the group dental and drug programs).

    (g) Effective January 1, 1975, present pension retired employees under age 65 and any employee who retires before age 65 under the provisions of the Pension Plan will be covered until they attain age 65 by the same basic Blue Cross Hospitalization, Blue Shield Medical-Surgical, and Major Medical Programs (excluding the group dental and drug programs) applicable to active employees except:

    1.  365 days of hospitalization - basic Blue Cross Hospital Plan.

    2.  365 days of in-hospital medical care - basic Blue Shield Program.

    3.  No home and office medical visits - basic Blue Shield Program.

    4.  Maximum benefit $10,000 (not renewable) - Major Medical coverage.

    (h) Effective January 1, 1975, benefits for spouses of pension retired employees will be provided as specified in (f) and (g) above, depending on their age.

    1. Health insurance benefits for employees retiring after November 1, 1993, will be capped at whatever the cost those benefits are at the expiration of the Labor Agreement. This provision will not apply to employees who accept the 1993 incentive retirement package, but who retire after November 1, 1993.

    2. Any employee retiring during the life of this agreement will have benefits capped at whatever the cost of those benefits on November 1, 1996.

    (i) Effective December 1, 1974, the Company will provide a Basic Blue Shield Dental Care Program for active employees and their dependents. The Plan will pay 100% of the prevailing fee or actual charges (whichever is lower) for the following covered dental procedures:

    1.  Oral examination.
    2.  X-rays of the teeth.
    3.  Topical fluoride application for subscribers under age 19.
    4.  Cleaning, scaling and polishing of teeth.
    5.  Repair of dentures.
    6.  Palliative emergency treatment of conditions causing dental pain.

    7. Fillings, consisting of silver amaigam and synthetic tooth color restorations.
    8.  Simple extractions.
    9.  Endodontics (Treatment of the tooth's nerve).
    10. Consultations.
    11. General Anesthesia.
    12. Space Maintainers.

    (j) Additional dental benefits will be provided for active employees, their spouses and their eligible children under age 19, effective January 1, 1978. The Plan will pay for these additional benefits on the basis of 80% of the prevailing fee or the amount charged, whichever is less.

    1.  Prosthetics and Crown, Inlay and Onlay restorations.

    (k) Additional dental benefits will be provided for active employees, their spouses and their eligible children under age 19. These benefits including the following:

    1.  Oral Surgery (100% of UCR fee)

        1.  Surgical removal of teeth.

        2.  Surgical removal of maxillary or mandibular intrabony cysts.

        3.  Procedure performed for the preparation of the mouth for dentures.

        4.  Apicoectomy (dental root resection).

    2.  Periodontics (50% or UCR fee)

        1.  Periodontal examinations.

        2.  Gingival curettage.

        3.  Gingivectomy and gingivoplasty.

        4. Osseous (bone) surgery in connection with periodontal disease, including flat entry and closure.

        5.  Mucogingivoplastic surgery.

Payment under the Blue Shield Dental Program is limited to $1,000 per person for all services rendered in any calendar year.

    (l) Effective January 1, 1994, a $5.00 co-payment amount will apply for each separate prescription order and refill.

    Section 2. The benefits listed above take effect on the dates indicated for active employees and become applicable at the increased rates to employees on any Leave of Absence only upon their return to active employment after the respective change dates listed above.

    Section 3. Should a statute be enacted making mandatory benefits of the same or similar nature as covered in any manner of this Plan, such statutory benefits shall not be pyramided, but shall be offset against any benefits payable under this Plan, and it may be necessary for us to adjust our Plan in accordance with such statute or statues.

    This Plan is subject to the insurance industry's co-ordination of benefits provision (also referred to as a non-profit, non-duplication provision) as set forth in the applicable master contracts. The purpose of this provision is to permit an individual who is insured under more than one group insurance plan to receive from all plans no more than 100% of his allowable medical expenses.

    More complete details, including eligibility requirements will be published in a separate booklet which will be issued to each employee.

    Section 4. Any employee hired after October 24, 1992 will pay $7.00/week for an individual or $12.00/week for a family toward the cost of medical insurance.

    (a) An employee hired after October 26, 1996 will pay $9.00 per week toward medical insurance for an individual and $15.00 per week for a family. The stand alone prescription drug plan currently available to active employees will not be available to employees hired after October 26, 1996. Prescription drugs will be eligible for reimbursement.

                                  ARTICLE XIII
                                    Holidays

    Section 1. The following holidays shall be recognized as paid holidays for all hourly employees (such holiday time to be from 12:01 AM to 12:00 o'clock midnight of said holiday:)

      Good Friday                   Labor Day
      Easter Monday                 Thanksgiving Day
      Memorial Day                  Day after Thanksgiving
      Independence Day              Three Holidays to be
                                       designated at Year's End

    Section 2. Hourly rate employees covered by this Agreement shall receive eight (8) hours pay at their regular rate, including night shift bonus, for each of the above holidays, no work being required.

    Section 3. It is mutually agreed between the parties to this contract that:

    (a) When any of the above holidays shall fall on Saturday, the preceding Friday shall be observed in lieu thereof as a paid holiday. When any of the above holidays shall fall on Sunday, the Monday following shall be observed in lieu thereof as a paid holiday. When the Christmas holidays fall on Friday and Saturday, Thursday and Friday will be observed as the holidays. Should the Christmas holiday fall on Sunday and Monday, Monday and Tuesday will be observed as holidays.

    (b) An employee who works on any one of the above mentioned holidays shall be paid at double the regular established rate for hours worked plus his holiday pay.

    (c) A holiday which occurs during an employee's vacation shall not affect the period of vacation and the employee in such cases will return to work at the beginning of the regular work week rather than a day later. When a paid holiday occurs while the employee is on vacation, he will receive the holiday pay in addition to vacation pay. If a holiday occurs during an employee's vacation week, the employee may have the privilege of taking the day at a later time-the day to be agreed upon by the Company and the individual involved.

    (d) A holiday shall be counted as a day worked for purposes of overtime computations.

    Section 4. To be eligible for holiday pay, an employee must work that first scheduled workday after the holiday unless he has been excused or is absent for reasonable cause. Any employee who is absent forty-five days or more prior to any of the above holidays shall not be entitled to pay for such holiday.

    Section 5. Any new employee or former employee of the Company who quits his job, or was discharged must, if rehired, be on the payroll for sixty (60) days before becoming eligible to receive holiday benefits.

                                   ARTICLE XIV
                                Pension Benefits

    Section 1. A Pension Plan has been provided in an agreement which is separate and apart from this Agreement.

    Section 2. Employees who retire shall be paid a lump sum retirement benefit of $1,500 provided that they have had at least ten (10) years of Company service and reached age sixty-five (65). Employees with at least ten (10) years of Company Service who retire between the ages of fifty-five (55) and sixty-five
(65) under the 55/30, early, or disability retirement provisions of the Pension Plan will receive a reduced lump sum benefit in accordance with the following:

                       Attained Age
          At Least      Less Than         Amount
             55             56            $ 750
             56             57              800
             57             58              850
             58             59              900
             59             60              975
             60             61            1,050
             61             62            1,125
             62             63            1,200
             63             64            1,300
             64             65            1,400

It is understood that the lump sum retirement benefits shall be payable in addition to any vacation payments that may be due an employee at the time of his retirement.

    (a) Employees who retire with thirty (30) or more years of service will receive a lump sum retirement benefit of $2000.00

    Section 3. Employees who retire on or after November 15, 1971, shall be provided at no cost to the retiree with a Life Insurance Policy in the amount of $1,200.00.

    (a) Employees who retire on or after December 1, 1977, shall be provided, at no cost to the retiree, with a Life Insurance Policy in the amount of $1,500.00.

    (b) Employees who retire on or after December 1, 1983, shall be provided with Group Life Insurance in the amount of $2,000.00.

    Section 4. Effective December 1, 1979, an employee with thirty (30) years or more of accredited service may retire, at any age, and receive a pension without actuarial reduction.

    (a) The present minimum pension forrnula shall be improved by increasing the pension per month per year of service from $24.00 to $27.00 effective for retirements on or after November 1, 1996

        1. Any pensioner who retires prior to November 30, 1987, but on or after November 30, 1986 under the provisions of the Pension Plan and who is still receiving a monthly retirement benefit under the Plan, shall have his monthly retirement benefit increased by $.50 per month per year of service, effective December 1, 1987.

        2. Effective as of December 1, 1980, benefit service shall include service completed up to the last day of the month during which a member attains age 70.

        3. Any pensioner who retired prior to November 30, 1980 under the provisions of the Pension Plan for Hourly Paid employees and who of December 1, 1980 is still receiving a monthly retirement benefit under the Plan which is less than $100.00 per month, shall have his monthly retirement benefit increased by $15.00 per month, effective December 1, 1980. Those pensioners who selected a Joint and Survivor Annuity will receive the acturial equivalent of this amount.

    (b) The 35-year maximum service limitation used to compute the pension benefit will be removed for those employees retiring on or after December 1, 1977.

    (c) Surviving Spouse: (Eligibility)

        1. A monthly benefit will be paid to any eligible surviving spouse of any active employee with at least 15 years of accredited service who dies on or after December 1, 1977 at any age, and has not retired.

        2. A person shall be considered a surviving spouse only if married one year, and immediately after the employee's death, such person is a widow or widower of such employee within the provisions of the Social Security Act.

    (d) Amount of benefit - the amount payable to an eligible surviving spouse will be:

        1. 50% of the employee's normal retirement pension or $100 whichever is higher, for any month before the month in which the surviving spouse reaches age 60.

        2. 50% of the employees normal retirement pension less 50% of the widow's (or widower's Social Security benefit or $50.00 whichever is higher, for each month after the surviving spouse reaches age 60.

        3. As used above, normal retirement pension means the benefit calculated assuming the employee had retired on the date of his death at age 65.

    (e) Payment and Termination of Benefits:

        1. The first payment of any surviving benefit starts at the end of the month following the month in which the active employee dies, provided proper and timely application is made by the surviving spouse. If timely application is not made, retroactive payment of surviving spouse's benefit is limited to six (6) months.

        2. The surviving benefit shall cease the last day of the calendar month in which the surviving spouse shall die or the last day of the calendar month in which the surviving spouse remarries.

More complete details will be published in a separate booklet to be furnished each employee.

                                   ARTICLE XV
                                Safety and Health

    Section 1. The Company, recognizes the importance of taking every reasonable precaution to promote and protect the health and lives of its employees, hereby agrees:

    (a) To abide by and maintain to the best of its ability sanitation, safety, health and satisfactory working conditions which comply with applicable Federal, State and County and Municipal laws and regulations; to maintain a clean, properly lighted, heated and ventilated factory with approved safety devices; first aid and sanitation facilities as are necessary to promote the health, safety and general welfare of its employees.

    (b) That no employee shall be required to perform any work which will seriously endanger his personal safety or health, provided, however that to be justified in refusing to perform work, an employee must be able to show that he has a reasonable basis for believing the work involved would seriously endanger his personal safety or health.

    (c) If an employee is injured while working on the job, his pay shall continue during the normal scheduled work hours while he remains on the plant premises. If an employee is sent from his job to a physician to receive medical attention because of an injury on the job, he shall be paid for all lost time, not to exceed eight (8) hours. If it becomes necessary, the Company shall provide quick, comfortable transportation to the doctor or hospital or home.

    Section 2. (a) There shall be a health and safety committee in the plant composed of one member to be appointed by Management and one member to be appointed by the Union. It shall be the duty of the Committee to make a thorough and complete survey of the plant weekly for the purpose of listening to any investigation of complaints relating to health, safety and working conditions, ascertaining whether conditions exist which are dangerous to the health and safety of the employees. There is to be no exception to this rule unless it is agreed upon between the Union's Safety Chairman and the Plant Manager or their designated alternates. Any such conditions shall be reported to the foreman of the department and steward shall be advised so he may check to see that correction is made as soon as possible. If, in the opinion of the department steward, proper remedial steps are not taken, then it shall be his duty to report such conditions to the Area Grievance Committeman of the Union.

    No discriminatory or punitive action shall be taken by the Company or its representative against a steward who performs his duties herein imposed in good faith. In case of any serious accident, all members of the Plant Safety Committee will be immediately notified and thorough examination shall be made by the full plant committee. From time to time a representative of the Workman's Compensation Insurance Carrier shall attend the safety meeting.

    (b) Safety meetings shall be conducted on a monthly basis. In attendance will be the Union Safety Chairman and a designated Company representat!ve.

    Section 3. The members of the Health and Safety Committee shall receive their regular hourly wages for time away from their regular scheduled duties while on inspection tours or meetings.

    Section 4. When an employee is taken to a doctor or hospital for personal illness or injury sustained off plant property the Company is not liable for medical or hospital expense when not covered by Company insurance. This will not relieve the Company from any legal liability.

    Section 5. (a) An employee who is permanently unable to perform his regularly assigned job as a result of a Company incurred disability may apply for permanent transfer subject to the following conditions: The search by the Company for an appropriate job must begin by reviewing jobs held by employees with less than three (3) years seniority and continuing the search at yearly intervals. In no event may the applicant displace an employee with more Company seniority. An employee transferred under this Section relinquishes recall rights to his former job and he carries his full Company seniority into the department where he is placed. The search will be conducted departmentally, and failing successful placement, the search will be continued on a plantwide basis. The Workers' Compensation Chairperson shall participate with the employee and the Company in all compensable job searches and receive a copy of such results.

    (b) An employee who has, as a result of a company incurred injury, suffered the loss of an eye or the equivalent of complete amputation of an essential body member, may apply for preferred seniority on his regularly assigned job, as long as he is physically able to perform the duties thereof. If the injury prevents his efficient performance on his regularly assigned jobs, he may request a transfer, whereupon the Company will attempt to place him in a job commensurate with his skill and physical capability. An application approved under this section shall mean that the employee shall not be subject to displacement as long as he is physically capable of efficiently performing the duties of that job.

    (c) Light duty work as provided for compensable injury employees is not limited to any specific area. This provision will not deprive any active employee of a work opportunity, upgrade or promotion nor cause the layoff of any active employee or block the recall of any employee on layoff. Where the Union can show evidence that a light duty employee is used in violation of the above, such employee will be removed. The Shop Steward and Area Grievanceman on the shift involved will be notified when a light duty person is assigned.

                                   ARTICLE XVI
                                     General

    Section 1. Effective on all pay as heretofore, the City Payroll Tax will be deducted from the weekly pay of each employee, and be paid by the Company to the Receiver of Taxes, of the City of Philadelphia, in accordance with the City Payroll Tax Law at present in effect. The amount of this deduction shall be shown on each employee's pay envelope each week.

    Section 2. If an employee resigns after having been absent, his resignation will be considered to have taken place the last day worked, without waiver or intervening rights.

    Section 3. The Union agrees that during the life of this contract, it will not interfere with production or permit any of its members to interfere with production or production rates, providing such rates are reasonable, just and not detrimental to the safety of the employee.

    Section 4. All veterans of World War II, the Korean War, or Viet Nam or situations arising therefrom, who previous to induction were employed by the Company and who have returned within ninety (90) days after their discharge from War Service shall be compensated for any lost time for medical checkup for injuries received in World War II, the Korean War, Viet Nam, or situations arising therefrom, so long as the maximum compensation shall not exceed eight
(8) hours in any thirty (30) day period. Regulation govern-mental procedure shall be obtained in certification of a veteran's incapacity; proper governmental identification in the form of documentary evidence shall be submitted to the Plant Manager in such cases. In the circumstances of Malaria, such veteran would be treated in accordance with Governmental regulations by a physician duly appointed by the Government. The Company will comply with all existing Federal and State statutes pertaining to veteran's rights and benefits.

    Section 5. The Foreman may perform such work normally under his jurisdiction and direction as is necessary, (1) to maintain an uninterrupted flow of work and normal departmental efficiency, (2) to train employees, and (3) to relieve bottlenecks in production.

    This Article shall not limit the Foreman in performing other similar work which is a part of his regular duty as Foreman, so long as doing such work does not affect the work opportunities of those employees under him.

    (a) Members of the bargaining unit will not perform salary jobs nor will salary people perform bargaining unit jobs, except where bargaining unit employees are asked and refused.

    Section 6. The Union recognizes that it is necessary for the Company to issue rules from time to time governing the conduct of employees and that it is the duty of each employee to familiarize himself with such rules and regulations. This does not constitute acceptance by the Union of any specific rules not in compliance with the provisions of this Agreement.

    Section 7. In case of jury duty, the Company will make up the difference in pay between jury duty pay and straight time pay by the Company for forty (40) hours per week. The Company will pay up to eight (8) hours for employees who lose time from work due to necessity of going to the

Courthouse either to qualify for or to be excused from jury duty.

    (a) If an employee is on jury duty and "daily" overtime is scheduled in that period, the employee will not be entitled to work such overtime. However, that employee will be entitled to work overtime if it is scheduled on a weekend.

    (b) If an employee is on jury duty and death occurs in the immediate family, the employee will be covered under terms outlined in Section 9 (a) of this Article.

    (c) If an employee is on jury duty and is released for any reason, he shall have the option of reporting to work or having an excused absence. This option may be exercised only one (1) day in any one (1) week period and only after notification to the Company.

    Section 8. Any permanent wage employee who is required to attend Military Reserve Training encampment shall be excused from work up to two (2) weeks and shall be paid up to two (2) weeks the difference between his military pay and what he would have earned while working for the Company, up to a maximum of eighty (80) hours. The employee must present proof of his gross military pay before any payment is made.

    Section 9. (a) An employee will be granted three (3) days off with eight (8) hours straight time pay in the event of a death in the immediate family for the purpose of arranging and attending the funeral; the immediate family being mother, father, spouse, children, brothers, sisters, half-brothers, half-sisters, mother-in law, father-in-law, son-in-law, daughter-in-law, step-parents, step-children, grandparents and grandchildren. One (1) of these three (3) days may follow the funeral.

    (b) An employee will be given one (1) day off with eight

(8) hours straight time pay to attend the funeral of a step-parent of spouse.

    (c) If a death occurs in the immediate family of an employee while he is on vacation, that employee will be entitled to three (3) consecutive days off immediately upon conclusion of the vacation period.

    Section 10. All employees, who at the time of the signing of the contract, are volunteer firemen, fire policemen and ambulance personnel, shall be paid for the time lost at their straight time hourly rate while performing duties at a fire, if such duties are performed during their regular scheduled working hours. This paragraph applies when those duties are the cause of an employee reporting late for work or leaving early.

    Section 11. It is the policy of the Company not to discriminate against any employee or applicant for employment because of race, color, religion, national origin, sex, age, handicap, veteran's disability, or Vietnam era Veteran.

    Section 12. The Company will establish a program of retirement preparation classes to acquaint employees nearing retirement age with their benefits and, in addition, they shall have made available to them advise and counsel with respect to adjusting their mode of living when they retire from active employment.

    Section 13. Any employee who is asked to use his own vehicle for Company business shall receive an allowance of $.28 per mile.

    Section 14. Special written agreements in existence prior to the date of this contract which have not been changed by the terms thereof shall remain in effect unless subsequently modified by the mutual consent of the Union and the Company.

                                   ARTICLE XVH
                                   Good Faith

    Section 1. This Agreement has been entered into in good faith by the parties hereto and each party agrees that it will carry out this Agreement to the best of its ability so that harmony and cooperation between the Company and the Union and the employees covered by this Agreement will prevail for the duration of this Agreement.

    Section 2. The Union agrees to maintain quality standards as established by the Company in the attainment of full production and efficiency, and to that end, the Union agrees to observe all rules of the Company not inconsistent with this Agreement.

    Section 3. It is the expressed desire of the Company and the Union that the procedure outlined in this Agreement for the settlement of disputes will serve the purpose of effecting a peaceful settlement of all disputes that may arise during the lifetime of this Agreement. To that end the Company agrees that so long as the Agreement is in effect, it will not lock out any employees in connection with a labor dispute.

    Section 4. The Union agrees that so long as this Agreement is in effect, it will not call, cause or sanction any strike, slowdown or stoppage of work during the lifetime of this contract. The Union further agrees that with respect to any strike, slowdown or stoppage of work during the lifetime of this contract, the Company may discharge or otherwise discipline any participating employees and such discharges or other forms of discipline shall not be the subject of a grievance by the Union, except on the grounds that the employee or employees did not participate in any activity prohibited by this Section.

    Section 5. It is further understood and agreed that in the event of any prohibited activities on the part of any employ-ee which is not called, caused or sanctioned by the International or Local Union, there shall be no liability on the part of the International or Local Union, its officers or agents on account of such activity.

                                  ARTICLE XVIII
                                  Craft Trades

    Section 1 - Classifications

    The following jobs comprise the Craft Trades:

        a)  Tool, Die and Gage Maker

        b)  Maintenance Mechanic

        c)  Electronic Tech

    Section 2. (a) In the event of a reduction in classification, the affected employee may bump into the immediate higher pay classification provided he has the seniority, skill and ability. If he cannot move this way, he may bump to the next lower pay classification on the basis of seniority, skill and ability. Such a procedure will be continued down through the classifications until the employee is placed.

    (b) If overtime is necessary in a specific job, the employee assigned to that job will be given the opportunity to work such overtime. If, however, the employee refuses the overtime the next employee on the overtime list within the proper classification will be asked.

        1. In the event an overtime job is scheduled for an extended period, the employee who works such overtime will not be canvassed for further overtime until other employees in the classification have worked or refused an equal amount of overtime.

        2. If no employee in a given classification accepts overtime, employees in the next qualified classification will be canvassed.

    Section 3. Where overtime is required, the work will be Distributed equally within a classification across shifts.

    Section 4. When a tool room employee is needed to perform work out of his classification, the Company will move the least senior employee qualified to do the job.

    (a) If more than one classification is on an overtime basis and additional employees are necessary in the overtime classifications, the Company may schedule qualified employees regardless of classification.

    Section 5. When there is a reduction in a classification, the most senior employee reduced will have the first opportunity to return to his classification when there is an opening.

    Section 6. A committee designated by the Union and the Company will make changes involving the craft trades.

    Section 7. Any employee selected for trades upgrading will be required to take those courses necessary for such upgrading.

    Section 8. The Policy Committee Chairperson will be notified when work is to be sub-contracted.

                                   ARTICLE XIX
                                 Plant Shutdown

    Section 1. In the event of a temporary or permanent plant shutdown, the Company would continue to provide all benefits but not wages for a period not to exceed four weeks to employees actively employed by the Company immediately prior to the shutdown.

    Section 2. The Company will notify the Union, sixty (60) days prior to any temporary plant shutdown, unless an emergency arises which makes such notice impossible.

    Section 3. Those employees with vacation remaining are permitted to change such vacation to correspond with the plant shutdown dates.

    Section 4. During a temporary plant shutdown, any production work performed will be offered to the most senior qualified employees within the department. If additional employees are needed from outside the department, they will be canvassed from the master seniority list.

                                   ARTICLE XX
                             Termination and Notice

    Section 1. This Agreement shall take effect as of 7:00 AM October 26, 1996 and shall continue in full force and effect until 7:00 AM October 23, 1999.

    Section 2. (a) If either party shall desire to terminate this Agreement, such party shall give written notice to that effect to the other party hereto not less than sixty (60) days prior to October 23, 1999. Negotiations shall begin within ten (10) days subsequent to the receipt of the notice.

    (b) Such notice having been given, unless the parties hereto agree otherwise in writing, this Agreement shall terminate at 7:00 AM on October 23,1999.

    Section 3. The written notice provided for under this Agreement shall be sent by registered mail. If sent by the Company, the notice shall be addressed to the Union at its principal office for this district, and if sent by the Union, the notice shall be addressed to the Company at Detwiler Road, Kulpsville, Pennsylvania, unless either party shall advise

(by registered mail) of any change of address to which notice should be sent.

    IN WITNESS WHEREOF, The Company and the Union have executed the Agreement by their duly authorized representatives.

NICE SPECIALTY BEARINGS-DIVISION

Angelo Galli            Director-Labor Relations Richard
Richard Erb             Vice President-Nice Specialty Bearings
Michael Collins         Channel Manager
Anna Koltonuk           Sr. Human Resources Administrator

UNITED STEELWORKERS OF AMERICA, AFL-CIO

George F. Becker        President
Leo W. Gerald           Secretary/Treasurer
Richard Davis           Vice President-Administration
L. Lynch                Vice President-Human Affairs
Andrew V. Palm          District Director
Norman Hayman           Staff Representative
John Haney              President-Local Union
                          No. 6326 - Nice Unit
Sharon Miller           Vice President-Local Union
                          No. 6326 - Nice Unit
Gerald D. O'Neill       Chairman of Grievance
                          Committee Local Union
                          No. 6326 - Nice Unit

                                  APPENDIX "B"

                          Memorandum of Understanding

All memos of Understanding will be printed in the Contract Booklet.

                          Memorandum of Understanding

New pension benefits will be applicable to a ten (10) year employee on leave of absence at the time the contract is executed and who retires prior to returning from leave.

                          Memorandum of Understanding

All Policy agreements now in effect will remain in effect unless changed through negotiations or by the Union and Company Committees.

                          Memorandum of Understanding

Any Agreement reached between the parties of a Policy Meeting must be reduced to writing at the time of Agreement. Without such written confirmation, there will be no Agreement.

                          Memorandum of Understanding

An employee will receive his vacation pay in weekly checks. As an example, should an employee take three (3) consecutive weeks of vacation he would receive three (3) separate weekly checks.

                          Memorandum of Understanding

Prior to the plant going out of business, the Company will notify the Union ninety (90) days in advance.

                          Memorandum of Understanding

If an employee has need for an emergency day off during the prime time period, the Company will continue its past practice. of allowing that day to be post dated as a vacation day.

                          Memorandum of Understanding

As long as it is cost effective, janitorial responsibilities for the plant will be performed by an outside janitorial service. Such duties shall include cleaning and maintaining lavatory facilities and lockers, emptying dumpsters and cleaning water fountains.

                          Memorandum of Understanding

Elimination of Incentive System

The Following provisions have been agreed to:

    1. Present incentive employees will be red circled at their current average hourly rate.

    2. The average houny rate is derived from each employee's average hourly earnings from April through June 1986.

    3. For purposes of calculating employee's overtime, holidays and vacation his individual red circle rate will apply.

    4. The red circle will apply for any moves made within a department including bidding within a department including bidding within a department to a higher job; however, the red circle rate will not apply to a downward move within a department if there is more than 20(cents)

    5. The foregoing is predicated on the red circle employee maintaining his productivity, i.e. running the same number of machines, etc., which created the average hourly earnings at which the employee was red circled.

    6. If an employee is bumped from his job to another department or is laid off from the Company due to a reduction in force, the red circle rate will not apply.

    7. If an employee, bids off his, job to another department voluntarily, the red circle rate will not apply.

    8. An employee who is temporarily transferred for any reason will receive his red circle rate or the rate of the job to which he is transferred whichever is higher.

    9. If an employee who has been bumped or laid off is recalled to the job from which he was red circled, that employee's red circle rate will be established;

    10. Red circle rates are applicable only to incumbent incentive employees and may not be transferred to others.

                          Memorandum of Understanding

    1.  The parties agree to adopt the N.M.T.A. job evaluation program.

    2. The Company agrees to train three (3) bargaining unit members in all aspects of job evaluation; however, only two (2) employees will constitute the union's job evaluation committee.

    3. All jobs will be jointly evaluated by the Company and the union in accordance with the plan. No employee's wages shall be reduced as a result of the application of this program.

                          Memorandum of Understanding

The Company shall institute a productivity gainsharing plan in the second year of the labor agreement. The plan will be in the product of ideas formulated by both the Company and the Union.

                          Memorandum of Understanding

Overtime hours scheduled prior to the beginning of a shift are not considered "as such". An employee must work more than 8 hours in his 24 hour cycle in order to receive overtime except on Saturday and Sunday.

                          Memorandum of Understanding

The Company will provide a payroll deduction for employees who live in Townships requiring a 1% employment tax.

                          Memorandum of Understanding

Management agrees to provide to the Union annual profit and loss statements for the duration of this agreement.

                          Memorandum of Understanding

Employees hired after October 26, 1996, will start at $3.00 per hour lower than the prevailing wage scale in effect for this labor agreement.

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

                            PAST PRACTICE AGREEMENTS

1.  Working of Inventory

    When overtime is needed for inventory, other than plant shutdown inventory on a daily or weekend basis, the following will occur:

    When all shifts of a department are involved, employees will first be canvassed in order of seniority using the shift seniority listing. When less than all shifts are involved in a department, employees will be canvassed in seniority order using the departmental seniority listing. If additional employees are required, they will be canvassed in seniority order using the plantwide seniority listing. A rotating list will be maintained from one inventory to another for employees whether in or outside the department.

2.  Pre-Inventory Work

    When a department is performing pre-inventory work, the employees of the department involved will perform this work in seniority order.

    When all shifts of a department are involved, employees will first be canvassed in order of seniority using the shift seniority listing. When less than all shifts are involved in a department, employees will be canvassed in seniority order using the departmental seniority listing. If additional employees are required, they will be canvassed in seniority order using the plantwide seniority listing. A rotating list will be maintained from one inventory to another for employees whether in or outside the department.

3.  "C" Shift

    When employees start the "C" shift on Sunday night at 11:00 PM the first hour worked (11:00 PM to 12:00 AM midnight) will be paid at double time.

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

4.  Early Start and Night Shift Premium

    When the hours of a specific classification on the "B" or "C" shift is to be changed to an earlier start, those employees affected will receive their night shift premium.

5.  Overtime-Twenty-four Hour Cycle

    When overtime is being worked during the week on one specific shift, the overtime hours involved will be equalized on the remaining shifts.

6.  Department-Least Senior Employee

    When work is to be performed in a specific department which is not normally within the job duties of those employees, the least senior employee of the department will perform the work unless another employee volunteers (example-cleanup work.)

7.  Departmental Posting

    When a posting occurs departmentally and no employee bids for the job, the least senior employee in the base on the shift will be forced to the job and trained if necessary. This will occur providing the workforce is not expanding within the department.

8.  Transfer-Hours of Work

    After the first day that an employee is transferred into another department, he will work the hours of that department.


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

                       NICE SPECIALTY BEARINGS JOB NUMBERS

The following will be effective October 26,1996

                                                         Labor         Appendix
                                      Job#               Grade            "A"

Tool Maker                            1201                12            $16.05
Electronic Technician                 1202                12            $16.05
Maintenance Mechanic                  1101                11            $15.75
Grind Service Person                   801                 8            $14.85
Auto Service Person                    802                 8            $14.85
Grind Set-Up & Oper.                   701                 7            $14.35
Grind Surface & O.D.                   702                 7            $l4.35
Heat Treat                             703                 7            $14.35
Quality Assurance                      601                 6            $14.05
Tool Crib Attendant                    602                 6            $14.05
Laboratory Attendant                   603                 6            $14.05
Assembly Set-Up
  & Oper.                              604                 6            $14.05
Lathes                                 501                 5            $13.65
Material Handler                       502                 5            $13.65
Laborer                                401                 4            $13.25
Pack                                   301                 3            $12.85


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

                       NICE SPECIALTY BEARINGS JOB NUMBERS

The following will be effective October 25,1997

                                                         Labor         Appendix
                                      Job#               Grade            "A"

Tool Maker                            1201                12            $16.40
Electronic Technician                 1202                12            $16.40
Maintenance Mechanic                  1101                11            $16.10
Grind Service Person                   801                 8            $15.20
Auto Service Person                    802                 8            $15.20
Grind Set-Up & Oper.                   701                 7            $14.70
Grind Surface & O.D.                   702                 7            $14.70
Heat Treat                             703                 7            $14.70
Quality Assurance                      601                 6            $14.40
Tool Crib Attendant                    602                 6            $14.40
Laboratory Attendant                   603                 6            $14.40
Assembly Set-Up
  & Oper.                              604                 6            $14.40
Lathes                                 501                 5            $14.00
Material Handler                       502                 5            $14.00
Laborer                                401                 4            $13.60
Pack                                   301                 3            $13.20

                       NICE SPECIALTY BEARINGS JOB NUMBERS

The following will be effective October 24, 1998

                                                         Labor         Appendix
                                      Job#               Grade            "A"

Tool Maker                            1201                12            $16.75
Electronic Technician                 1202                12            $16.75
Maintenance Mechanic                  1101                11            $16.45
Grind Service Person                   801                 8            $15.55
Auto Service Person'                   802                 8            $15.55
Grind Set, Up & Oper.                  701                 7            $15.05
Grind Surface & O.D.                   702                 7            $15.05
Heat Treat                             703                 7            $15.05
Quality Assurance                      601                 6            $14.75
Tool Crib Attendant                    602                 6            $14.75
Laboratory Attendant                   603                 6            $14.75
Assembly Set-Up
  & Oper.                              604                 6            $14.75
Lathes                                 501                 5            $14.35
Material Handler                       502                 5            $14.35
Laborer                                401                 4            $13.95
Pack                                   301                 3            $13.55


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

                                      NOTES





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